Exhibit 99.1

For Immediate Release Citigroup Inc. (NYSE: C) June 29, 2018

Citi Board Elects Jay Jacobs to Board of Directors

NEW YORK — Citi’s Board of Directors today announced that it has elected Jay Jacobs as a new independent director, with service commencing today. Mr. Jacobs most recently served as President and Managing Director of PIMCO, a leading global investment management firm, prior to his retirement in September 2017.

Citi Chairman Michael E. O’Neill said, “We are pleased to have Jay join Citi’s Board of Directors. Not only does he have deep operational, administrative and business experience in the financial services industry, but he also brings to Citi’s Board insights gained from being an institutional investor and a client. I’m confident Jay’s perspective from these various viewpoints will prove immediately valuable to Citi.”

Mr. Jacobs had a 19-year tenure at PIMCO, serving as the firm’s President from 2014-2017. In that role, he led the firm’s operational, administrative and infrastructure areas. He also chaired PIMCO’s Global Risk Committee and served on its Executive, Compensation and Audit Committees. Prior to taking on the role of President, Mr. Jacobs served as Managing Director and Global Head of Human Resources at PIMCO, where he oversaw talent, total rewards, training and development and culture. He currently serves as an outside consultant to the firm. Mr. Jacobs also serves as a member of the Board and President of Commercial Trust Company, a family-owned community bank in Fayette, Missouri, positions he has held since 1992 and 1998, respectively.

Mr. Jacobs is a member of the Board of the Peterson Institute for International Economics in Washington, D.C., a non-profit, non-partisan research institution devoted to the study of international economic policy. He also serves as a member of the Board of Trustees of Washington University in St. Louis and is a member of the Board of Advisors of Georgetown University’s McDonough School of Business. Mr. Jacobs received his Bachelor of Arts degree in Economics from Washington University in St. Louis and his Master of Business Administration from Georgetown University.

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